SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 14, 2003

                            Pathfinder Bancorp, Inc.
          -------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

       Federal                        000-23601                 16-1540137
----------------------------     ---------------------      --------------------
 (State or other jurisdiction     (Commission File No.)    (I.R.S. Employer
   of incorporation)                                      Identification No.)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (315) 343-0057
                                                             --------------


                                 NOT APPLICABLE
         --------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


Item  5.  Other  Events

On May 14, 2003, Pathfinder Bancorp, Inc. issued the enclosed press release regarding the amendment to the first quarter earnings release.


ITEM  7.  FINANCIAL  STATEMENTS  AND  EXHIBITS

EXHIBIT 99 PRESS RELEASE REGARDING ADJUSTED FIRST QUARTER EARNINGS RELEASE DATED MAY 14, 2003

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   PATHFINDER  BANCORP,  INC.


Date:  May  14,  2003              By:  /s/  Thomas  W.  Schneider

                                   -------------------------------------
                                  Thomas  W.  Schneider
                                  President  and  Chief  Executive
                                  Officer



                                  EXHIBIT  INDEX


The  following  Exhibit  is  filed  as  part  of  this  report:

Exhibit  99      Press  Release


                                   EXHIBIT  99

CONTACT:     Thomas  W.  Schneider  -  President,  CEO
             James  A.  Dowd  -  Vice  President,  CFO
             Telephone:  (315)  343-0057

================================================================================


PATHFINDER  BANCORP,  INC.  ANNOUNCES  ADJUSTED  FIRST  QUARTER  EARNINGS

Oswego, New York, May 14, 2003 Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing PathBcp) reported adjusted net income of $493,000, or $0.20 per share, for the quarter ended March 31, 2003 compared to $551,000 million, or $0.22 per share, for the quarter ended March 31, 2001.

Previously reported earnings has been reduced by $28,000, or 5.3%, as a result of an adjustment in the provision for income taxes identified during the preparation of quarterly financial reports. The adjustment increased income tax expense for the quarter and had no impact on income from operations.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.